Exhibit 3.307

CHARTER

OF

AMSURG FINANCE, INC.

The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation.

1. The name of the Corporation is AmSurg Finance, Inc. (the “Corporation”).

2. The Corporation is for profit.

3. The street address and zip code of the Corporation’s principal office is:

20 Burton Hills Boulevard

Nashville, Tennessee 37215

Davidson County

4. (a) The name of the Corporation’s initial registered agent is Claire M. Gulmi.

(b) The street address of the Corporation’s initial registered office in Tennessee is:

20 Burton Hills Boulevard

Nashville, Tennessee 37215

Davidson County

5. The name and address of the incorporator is:

Brad L. Hart

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Davidson County

6. The aggregate number of shares of stock the Corporation is authorized to issue is one hundred (100) shares of common stock, no par value.

7. The shareholders of the Corporation shall not have preemptive rights.

8. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 8 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

9. Any action required or permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time to be taken at a shareholder’s meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Dated: July 16, 2014.

/s/ Brad L. Hart

Brad L. Hart, Incorporator